UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 26, 2017

Date of Report (Date of earliest event reported)

DIGILITI MONEY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37913	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East dellFive Business Park G Minneapolis, MN	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 26, 2017, the Board of Directors (the “Board”) of Digiliti Money Group, Inc. (the “Company”) elected Cliff Mason to the Board.

Mr. Mason is currently the President of Total Administrative Services Corporation, the nation’s largest, privately held, third-party administrator for employee benefits programs. He has more than 25 years of experience in financial services, including payment networks, processors and professional services. Moreover, he has extensive experience in ACH, card, check, credit, debit, prepaid and alternative systems of payment, including digital banking solutions.

Previously, Mr. Mason served as Executive Vice President of Payment Technologies with Swift Exchange, LLC (“Swift”), where he led multiple teams focused on facilitating Swift’s strategy for in-store payments with enterprise merchants in North America. Prior to joining Swift, Mr. Mason served as Senior Vice President of Sales for TxVia, a payments technology company with revenues that grew from $5 million to over $70 million prior to its acquisition by Google. Prior to joining TxVia, Mr. Mason served in various leadership roles at eCache and TSYS.

Mr. Mason earned a B.S. degree in Finance from Villanova University. He currently serves as Chairman of the Board of Directors for Urban FT, a party to a proposed merger, share exchange, asset acquisition or similar business combination resulting in the acquisition by the Company of Urban FT or its assets (the “Proposed Acquisition”).

Mr. Mason has no family relationship with any other officer or director of the Company. Except for the Proposed Acquisition, neither Mr. Mason nor any immediate family member of Mr. Mason has a material interest in any transaction with the Company involving the payment or receipt of at least $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 28, 2017

DIGILITI MONEY, INC.

By:	/s/ Bryan Meier
Bryan Meier
Interim Chief Executive Officer and Chief Financial Officer